UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________________

FORM 10/A

(Amendment Number 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Universal Capital Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1568059
(Sate or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2601 Annand Drive, Suite 16, Wilmington, DE 19808
(Address of Principal Executive Office)

Registrant’s telephone number, including area code:	(302) 998-8824

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock Par Value $0.001 per share
(Title of Class)
(Title of Class)

Universal Capital Management, Inc. (the “Company”) hereby amends its Registration Statement on Form 10 as follows:

Item 1, Business, is hereby amended by deleting the information under the subheading “Portfolio Securities” and replacing it with the following:

The Company’s investments at January 31, 2005 were as follows:

Name of Company(a)	Common Shares Owned	Approximate Percentage of Class Owned	Fair Value	Percentage of all Portfolio Company Values	Valuation Methodology(c)
GelStat Corporation	150,000	1.7%	$600,000	52.9%	C
PSI-TEC Holdings, Inc.	587,500	2.9%	458,250	40.4%	C
FundraisingDirect.com, Inc.	5,000	1.1%	8,333	0.7%	A
Neptune Industries, Inc.	285,714	0.3%	68,571	6.0%	C

TOTAL			$1,135,154	100.0%

(a)  A brief description of each portfolio company appears on the following pages of this Amended Registration Statement.
(b)
The Company’s valuation policy and the description of the various valuation methodologies appear following the descriptions of the portfolio companies beginning at page 7 of this Amended Registration Statement; the letter designation of valuation methodology in the table corresponds to the designation on such methodology description.

The Company’s investments at April 30, 2005 were as follows:

Name of Company(a)	Common Shares Owned	Approximate Percentage of Class Owned	Fair Value	Percentage of all Portfolio Company Values	Valuation Methodology (b)
GelStat Corporation	221,429	1.6%	$303,358	10.9%	C
PSI-TEC Holdings, Inc.	587,500	2.9%	2,232,500	80.2%	C
FundraisingDirect.com, Inc.	5,000	1.1%	8,333	0.3%	A
Neptune Industries, Inc.	285,714	0.3%	34,285	1.2%	C
Theater Xtreme Entertainment Group, Inc.	575,000	4.9%	201,250	7.2%	B
BF Acquisition Group III, Inc.	75,000	7.7%	1,625	0.1%	A
BF Acquisition Group V, Inc.	100,000	9.9%	1,625	0.1%	A
TOTAL			$2,782,976	100.0%

(a)  A brief description of each portfolio company appears on the following pages.
(b)
The Company’s valuation policy and the description of the various valuation methodologies appear following the descriptions of the portfolio companies beginning on page 7 of this Amended Registration Statement; the letter designation of valuation methodology in the table corresponds to the designation on such methodology description.

Item 10, Recent Sales of Unregistered Securities, is hereby amended and restated in its entirety to read as follows:

Unregistered Securities Issued or Sold Within One Year.

The issuer issued or sold the following shares of Common Stock, Par Value $0.001 per share within the past year:

Date of Sale	Number of Shares Sold (a)	Purchasers	Consideration Paid per Share (b)		Securities Act Exemption Claimed

August 16, 2004	3,300,000	Founders	$0.001		§ 4(2)	(c)

September 1, 2004	152,600	Seed Money Purchasers	$0.50		§ 4(2)	(c)

October 1, 2004	300,000	Single Investor	$1.00		§ 4(2)	(c)

October 21, 2004 through June 20, 2005	372,000	22 Investors	$0.50 - $1.00		§ 4(2)

March 31, 2005	462,500	Former Shareholders of BF Acquisition Group IV, Inc.	(d	)	§ 4(2)

March 1, 2005 through April 30, 2005	234,600	Investors	$2.00		§ 3(b) and (c	)

May 1, 2005 through June 20, 2005	112,950	Investors	$2.00		§ 3(b) and (c	)
	4,934,650

__________________________
(a)	No underwriter or broker-dealer participated in the sale.
(b)	All proceeds were used to invest in portfolio companies or to pay routine operating expenses.
(c)	All sales, even if aggregated, comply with the safe harbor of Rule 506 promulgated under the Securities Act of 1933.
(d)	925,000 shares of the common stock of BF Acquisition Group IV, Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Universal Capital Management, Inc.

Date: July 21, 2005	By: /s/ Michael D. Queen
Michael D. Queen, President

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